EXHIBIT 99

                                 PRESS RELEASE


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                          First Colorado Bancorp, Inc.
                          Special Stockholders Meeting
            Dividend Distribution of Preferred Stock Purchase Rights

                                  July 24, 1996

     Lakewood, Colorado, -- First Colorado Bancorp, Inc. (the "Company"), Nasdaq symbol "FFBA", the holding company of First Federal Bank of Colorado, announced that a Special Meeting of Stockholders was held today. At the meeting, stockholders approved the Company's 1996 Stock Option Plan and the Bank's Management Stock Bonus Plan, subject to review by the Office of Thrift Supervision.

     In addition, the Board of Directors of the Company today declared a dividend distribution of one Preferred Share Purchase Right on each outstanding share of common stock, par value $.10 per share.

     Malcolm E. Collier, Jr., Chairman of the Board and Chief Executive Officer of the Company, stated: "The Rights are designed to assure that all of First Colorado Bancorp's stockholders receive fair and equal treatment in the event of any proposed takeover of the Company and to guard against partial tender offers, squeeze-outs, open market accumulations and other abusive tactics to gain control of the Company without paying all stockholders a control premium."

     The Rights will be exercisable only if a person or group acquires 15% or more of the Company's common stock or announces a tender offer the consummation of which would result in ownership by a person or group of 15% or more of the common stock. Each Right will entitle stockholders to buy one

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one-hundredth of a share of a new series of junior participating preferred stock at an exercise price of $41.00.

     If the Company is acquired in a merger or other business combination transaction, each Right will entitle its holder to purchase, at the Right's then- current exercise price, a number of the acquiring company's common shares having a market value of twice such price. In addition, if a person or group acquires 15% or more of the Company's outstanding common stock, each Right will entitle its holder (other than such person or members of such group) to purchase, at the Right's then-current exercise price, a number of the Company's common shares having a market value of twice such price.

     Following the acquisition by a person or group of beneficial ownership of 15% or more of the Company's common stock and prior to an acquisition of 50% or more of the common stock, the Board of Directors may exchange the Rights (other than Rights owned by such person or group), in whole or in part, at an exchange ratio of one share of common stock (or one one-hundredth of a share of the new series of junior participating preferred stock) per Right.

     Prior to the acquisition by a person or group of beneficial ownership of 15% or more of the Company's common stock, the Rights are redeemable for one cent per Right at the option of the Board of Directors.

     The Rights are intended to enable the Company's stockholders to realize the long-term value of their investment in the Company. They will not prevent a takeover, but should encourage anyone seeking to acquire the Company to negotiate with the Board prior to attempting a takeover.


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     The  dividend  distribution  will be made on August  5,  1996,  payable  to stockholders of record on that date. The Rights will expire on July 24, 2006. The Rights distribution is not taxable to stockholders.

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